Exhibit 99.1
CINER RESOURCES LP

CINER RESOURCES LP ANNOUNCES THIRD QUARTER 2018 FINANCIAL RESULTS

Atlanta, Georgia November 5, 2018 -- Ciner Resources LP (NYSE: CINR) today reported its financial and operating results for the third quarter ended September 30, 2018.
Third Quarter 2018 Financial Highlights:

•	Net sales of $123.4 million increased 0.7% over the prior-year third quarter; year-to-date net sales of $354.5 million decreased 3.9% over the prior-year.

•
Net income of $19.0 million decreased 1.6% over the prior-year third quarter; year-to-date net income of $74.4 million, including a $25.9 million net litigation settlement, increased 25.7% over the prior-year.

•
Adjusted EBITDA of $27.8 million decreased 4.8% over the prior-year third quarter; year-to-date Adjusted EBITDA of $99.5 million, including a $25.9 million net litigation settlement, increased 16.6% over the prior-year.

•
Earnings per unit of $0.44 for the quarter decreased 4.3% over the prior-year third quarter of $0.46; year-to-date of $1.78, including a $25.9 million net litigation settlement, increased 26.2% over the prior-year.

•	Quarterly distribution declared per unit of $0.567 remained flat compared to the prior-year third quarter as well as first and second quarters of 2018.

•
Net cash provided by operating activities of $74.2 million increased 280.5% over prior-year third quarter; year-to-date net cash provided by operating activities of $131.4 million increased by 190.7% over the prior-year.

•
Distributable cash flow of $11.7 million was down 10.7% compared to the prior-year third quarter. The distribution coverage ratio was 1.03: 1.00 and 1.15: 1.00 for the three months ended September 30, 2018 and 2017, respectively; and 1.30: 1.00 and 1.10: 1.00 for the nine months ended September 30, 2018 and 2017.

Kirk Milling, CEO, commented: “Operating performance fell below our expectations as production volumes at our Wyoming facility continued to underperform.  While the initiatives we undertook earlier this year to improve reliability are taking hold, we experienced an unexpected decline in the quality of our ore which limited the performance of our production assets.  Combined with higher levels of capital spending, our distributable cash flow fell by almost 11% compared to last year.  Despite this, the global market for soda ash remains tight, domestic demand is strong and pricing dynamics have continued to outpace our expectations.”

“Higher international prices combined with improved operating performance from an expected modest improvement in our ore quality should lead to a strong finish to the year.”

2018 Outlook:

•	We expect our total volume sold to be down 3% to 5% compared to the previous estimate of down 1% to 3%.

•	We expect domestic volume to increase by 150,000 to 175,000 short tons compared to the previous estimate of increasing 125,000 to 150,000 short tons.

•	We expect domestic pricing to be flat compared to the previous estimate of down 1% to 3%.

•	We expect international prices to be up 4% to 6% compared to the previous estimate of up 2% to 4%.**

•	Maintenance of business capital expenditures are planned to be in the range of $15 to $17 million.

•	Expansion capital expenditures are planned to be in the range of $40 to $50 million compared to the previous estimate of $55 to $65 million.

**          Excluding the change related to freight from CIDT sales in 2017.

Financial Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
(Dollars in millions, except per unit amounts)	2018	2017	% Change	2018	2017	% Change

Soda ash volume produced (millions of short tons)	0.657	0.680	(3.4)%	1.905	1.975	(3.5)%
Soda ash volume sold (millions of short tons)	0.657	0.677	(3.0)%	1.909	1.999	(4.5)%
Net sales	$123.4	$122.5	0.7%	$354.5	$368.8	(3.9)%
Net income	$19.0	$19.3	(1.6)%	$74.4	$59.2	25.7%
Net income attributable to Ciner Resources LP	$9.0	$9.2	(2.2)%	$35.9	$28.3	26.9%
Earnings per Limited Partner Unit	$0.44	$0.46	(4.3)%	$1.78	$1.41	26.2%
Adjusted EBITDA (1)	$27.8	$29.2	(4.8)%	$99.5	$85.3	16.6%
Adjusted EBITDA attributable to Ciner Resources LP(1)	$13.8	$14.5	(4.8)%	$49.7	$42.3	17.5%
Net cash provided by operating activities	$74.2	$19.5	280.5%	$131.4	$45.2	190.7%
Distributable cash flow attributable to Ciner Resources LP(1)	$11.7	$13.1	(10.7)%	$44.5	$37.5	18.7%
Distribution coverage ratio (1)	1.03	1.15	(10.4)%	1.30	1.10	18.2%
(1)See non-GAAP reconciliations
Three Months Ended September 30, 2018 compared to Three Months Ended September 30, 2017
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended September 30,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2018	2017
Domestic	$60.0	$47.9	25.3%
International	$63.4	$74.6	(15.0)%
Total net sales	$123.4	$122.5	0.7%
Sales volumes (thousands of short tons):
Domestic	267.9	217.6	23.1%
International	388.7	459.0	(15.3)%
Total soda ash volume sold	656.6	676.6	(3.0)%
Average sales price (per short ton):
Domestic	$223.96	$220.13	1.7%
International	$163.11	$162.53	0.4%
Average	$187.94	$181.05	3.8%
Percent of net sales:
Domestic sales	48.6%	39.1%	24.3%
International sales	51.4%	60.9%	(15.6)%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	40.8%	32.2%	26.7%
International volume	59.2%	67.8%	(12.7)%
Total percent of volume sold	100.0%	100.0%
Consolidated Results
Net sales. Net sales increased by 0.7% to $123.4 million for the three months ended September 30, 2018 from $122.5 million for the three months ended September 30, 2017, driven by an increase in average sales prices of 3.8%, and partially offset by a decrease in soda ash volumes sold of 3.0%. The increase in sales prices is primarily driven by a shift in our sales mix between domestic and international sales volumes compared to the prior year third quarter. Our volumes sold decreased primarily due to ore grade degradation experienced during the quarter which resulted in lower soda ash production.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense increased 2.4% to $97.3 million for the three months ended September 30, 2018 compared to $95.0 million for the three months ended September 30, 2017. The increase in our cost of products sold for the three months ended September 30, 2018 compared to the prior year third quarter was primarily driven by increased employee compensation and medical claims as well as by an increase in freight costs due to mix of domestic vs. international volumes sold in the current quarter.
Selling, general and administrative expenses.  Our selling, general and administrative expenses increased 7.0% to $6.1 million for the three months ended September 30, 2018, compared to $5.7 million for the three months ended September 30, 2017. The increase was primarily driven by higher expenses related to our Enterprise Resource Planning (“ERP”) implementation project in addition to higher compensation expenses, offset by lower legal costs.
Operating income. As a result of the foregoing, operating income remained relatively flat at $20.0 million for the three months ended September 30, 2018, compared to $20.2 million for the three months ended September 30, 2017.
Net income. As a result of the foregoing, net income remained relatively flat at $19.0 million for the three months ended September 30, 2018, compared to $19.3 million for the three months ended September 30, 2017.

Nine Months Ended September 30, 2018 compared to Nine Months Ended September 30, 2017
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Nine Months Ended September 30,		Percent Increase/(Decrease)
Net sales (Dollars in millions):	2018	2017
Domestic	$175.6	$145.1	21.0%
International	178.9	223.7	(20.0)%
Total net sales	$354.5	$368.8	(3.9)%
Sales volumes (thousands of short tons):
Domestic	796.8	659.8	20.8%
International	1,112.0	1,338.9	(16.9)%
Total soda ash volume sold	1,908.8	1,998.7	(4.5)%
Average sales price (per short ton):
Domestic	$220.38	$219.92	0.2%
International	$160.88	$167.08	(3.7)%
Average	$185.72	$184.52	0.7%
Percent of net sales:
Domestic sales	49.5%	39.3%	26.0%
International sales	50.5%	60.7%	(16.8)%
Total percent of net sales	100.0%	100.0%
Percent of sales volumes:
Domestic volume	41.7%	33.0%	26.4%
International volume	58.3%	67.0%	(13.0)%
Total percent of volume sold	100.0%	100.0%
Consolidated Results
Net sales. Net sales decreased by 3.9% to $354.5 million for the nine months ended September 30, 2018 from $368.8 million for the nine months ended September 30, 2017, driven by a decrease in soda ash volumes sold of 4.5% primarily as a result of unexpected equipment repairs encountered and resolved during our second quarter as well as lower production volume in the third quarter primarily due to ore grade degradation. The decrease in international sales prices was primarily driven by the absence of international sales to CIDT in 2018. During 2017, international average sales prices reflected the increase in freight costs driven by export sales volume to CIDT.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense and freight costs, decreased by 0.7% to $286.5 million for the nine months ended September 30, 2018 from $288.6 million for the nine months ended September 30, 2017, primarily due to a decrease in freight costs of 7.9% to $102.2 million for the nine months ended September 30, 2018, compared to $111.0 million for the nine months ended September 30, 2017. The decrease in freight costs was driven by no export sales volumes to CIDT during the nine months ended September 30, 2018 compared to the prior year.

The decrease in freight costs were partially offset by an increase in employee compensation, medical claims, as well as higher professional fees, for the nine months ended September 30, 2018 compared to the prior year.
Selling, general and administrative expenses. Our selling, general and administrative expenses increased 13.9% to $18.9 million for the nine months ended September 30, 2018, compared to $16.6 million for the nine months ended September 30, 2017. The two primary drivers for the increase were higher selling and administrative fees relating to our affiliate, ANSAC, which directly correlates with the volume we sell to ANSAC, and higher expenses from our ERP implementation project.
Litigation settlement. During the nine months ended September 30, 2018 we recognized $27.5 million ($25.9 million net of associated expenses) related to the settlement of an action initially filed against RSRC in 2016, related to royalty overpayment under Ciner Wyoming’s mineral exploration license with RSRC. The case was settled on June 28, 2018.
Operating income. As a result of the foregoing and primarily the litigation settlement, operating income increased by 23.5% to $76.6 million for the nine months ended September 30, 2018, compared to $62.0 million for the nine months ended September 30, 2017.
Net income. As a result of the foregoing, net income increased by 25.7% to $74.4 million for the nine months ended September 30, 2018, compared to $59.2 million primarily for the nine months ended September 30, 2017.

CAPEX AND ORE TO ASH RATIO
The following table below summarizes our capital expenditures, on an accrual basis, and ore to ash ratio:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions)	2018	2017	2018	2017
Capital Expenditures
Maintenance	$2.6	$1.8	$7.5	$6.8
Expansion	5.1	1.2	20.6	7.7
Total	$7.7	$3.0	$28.1	$14.5
Operating and Other Data:
Ore to ash ratio(1)	1.53: 1.0	1.51: 1.0	1.54: 1.0	1.49: 1.0
(1)Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process. In general, a lower ore to ash ratio results in lower costs and improved efficiency.

FINANCIAL POSITION AND LIQUIDITY
As of September 30, 2018, we had cash and cash equivalents of $26.6 million. In addition, we have approximately $113.9 million ($225.0 million, less $99.5 million outstanding and less standby letters of credit of $11.6 million) of remaining capacity under our revolving credit facilities. As of September 30, 2018, our leverage and interest coverage ratios, as calculated per the Ciner Wyoming Credit Facility, were 0.79: 1.0 and 27.92: 1.0, respectively.
CASH FLOWS AND QUARTERLY CASH DISTRIBUTION
Cash Flows
Cash provided by operating activities increased to $131.4 million during the nine months ended September 30, 2018 compared to $45.2 million of cash provided during nine months ended September 30, 2017, primarily driven by $33.6 million of working capital provided by operating activities during the nine months ended September 30, 2018, compared to $37.3 million of working capital used in operating activities during the nine months ended September 30, 2017. The $70.9 million increase in working capital provided by operating activities was primarily due to the $34.0 million decrease in due-from affiliates in 2018 compared to a $40.9 million increase in 2017.
Cash provided by operating activities during the nine months ended September 30, 2018 were offset by cash used in investing activities of $25.3 million for capital expenditures and cash used in financing activities during the nine month period of $109.7 million. The cash used in financing activities during the nine months ended September 30, 2018 was due to distributions paid of $70.9 million and net repayments of long-term debt of $38.5 million during the nine months ended September 30, 2018 compared to the $46.5 million in net borrowings during the nine months ended September 30, 2017.

Quarterly Distribution
On October 25, 2018, the Partnership declared its third quarter 2018 quarterly distribution of $0.567 per unit. This is consistent with the distribution declared during the third quarter of 2017. The quarterly cash distribution is payable on November 20, 2018 to unitholders of record on November 5, 2018.
RELATED COMMUNICATIONS
Ciner Resources LP will host a conference call tomorrow, November 6, 2018 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 1876196. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call’s completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 1876196, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on Ciner Resources’ website at www.ciner.us.com.
ABOUT CINER RESOURCES LP
Ciner Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of Ciner Wyoming LLC (“Ciner Wyoming”), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.
NATURE OF OPERATIONS
Ciner Resources LP owns a controlling interest comprised of a 51% membership interest in Ciner Wyoming. Natural Resource Partners L.P. (“NRP”) owns a non-controlling interest consisting of a 49% membership interest in Ciner Wyoming.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership’s ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation (“ANSAC”) and Ciner Ic ve Dis Ticaret Anonim Sirket (“CIDT”), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per unit data)	2018	2017	2018	2017
Net sales:
Sales—affiliates	$63.4	$74.6	$178.9	$223.7
Sales—others	60.0	47.9	175.6	145.1
Net sales	$123.4	$122.5	$354.5	$368.8
Operating costs and expenses:
Cost of products sold, including freight costs	90.0	88.0	265.1	268.4
Depreciation, depletion and amortization expense	7.3	7.0	21.4	20.2
Selling, general and administrative expenses—affiliates	4.3	4.3	13.5	12.4
Selling, general and administrative expenses—others	1.8	1.4	5.4	4.2
Impairment and loss on disposal of assets, net	—	1.6	—	1.6
Litigation settlement	—	—	(27.5)	—
Total operating costs and expenses	103.4	102.3	277.9	306.8
Operating income	20.0	20.2	76.6	62.0
Other income (expenses):
Interest income	0.3	—	1.7	—
Interest expense, net	(1.3)	(0.9)	(3.8)	(2.6)
Other, net	—	—	(0.1)	(0.2)
Total other expense, net	(1.0)	(0.9)	(2.2)	(2.8)
Net income	$19.0	$19.3	$74.4	$59.2
Net income attributable to non-controlling interest	10.0	10.1	38.5	30.9
Net income attributable to Ciner Resources LP	$9.0	$9.2	$35.9	$28.3
Other comprehensive loss:
Income/(loss) on derivative financial instruments	1.7	(0.5)	(1.5)	(2.9)
Comprehensive income	20.7	18.8	72.9	56.3
Comprehensive income attributable to non-controlling interest	10.9	9.9	37.8	29.5
Comprehensive income attributable to Ciner Resources LP	$9.8	$8.9	$35.1	$26.8

Net income per limited partner unit:
Net income per limited partner units (basic and diluted)	$0.44	$0.46	$1.78	$1.41
Weighted average limited partner units outstanding:
Weighted average limited partner units outstanding (basic and diluted)	19.7	19.7	19.7	19.7
Cash distribution declared per unit	$0.567	$0.567	$1.701	$1.701

CINER RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
(In millions)	September 30, 2018	December 31, 2017

ASSETS
Current assets:
Cash and cash equivalents	$26.6	$30.2
Accounts receivable—affiliates	64.3	98.3
Accounts receivable, net	38.8	34.2
Inventory	20.2	19.8
Other current assets	1.5	1.8
Total current assets	151.4	184.3
Property, plant and equipment, net	255.7	249.3
Other non-current assets	20.0	19.6
Total assets	$427.1	$453.2
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$11.4	$11.4
Accounts payable	18.3	14.5
Due to affiliates	2.8	3.0
Accrued expenses	32.6	27.7
Total current liabilities	65.1	56.6
Long-term debt	99.5	138.0
Other non-current liabilities	11.4	10.4
Total liabilities	176.0	205.0
Commitments and contingencies
Equity:
Common unitholders - Public and Ciner Holdings (19.8 and 19.7 units issued and outstanding at September 30, 2018 and December 31, 2017)	150.9	148.3
General partner unitholders - Ciner Resource Partners LLC (0.4 units issued and outstanding at September 30, 2018 and December 31, 2017)	3.9	3.8
Accumulated other comprehensive loss	(4.5)	(3.7)
Partners’ capital attributable to Ciner Resources LP	150.3	148.4
Non-controlling interest	100.8	99.8
Total equity	251.1	248.2
Total liabilities and partners’ equity	$427.1	$453.2

CINER RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
(In millions)	2018	2017

Cash flows from operating activities:
Net income	$74.4	$59.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	21.7	20.5
Impairment and loss on disposal of assets, net	—	1.6
Equity-based compensation expense	1.5	1.0
Other non-cash items	0.2	0.2
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable - affiliates	34.0	(40.9)
Accounts receivable, net	(4.6)	(0.4)
Inventory	(0.9)	0.8
Other current and other non-current assets	0.3	0.2
Increase/(decrease) in:
Accounts payable	2.2	3.4
Due to affiliates	(0.2)	0.4
Accrued expenses and other liabilities	2.8	(0.8)
Net cash provided by operating activities	131.4	45.2
Cash flows from investing activities:
Capital expenditures	(25.3)	(16.9)
Net cash used in investing activities	(25.3)	(16.9)
Cash flows from financing activities:
Borrowings on Ciner Wyoming credit facility	82.0	70.5
Repayments on Ciner Wyoming credit facility	(120.5)	(24.0)
Repayments on other long-term debt	—	(8.6)
Debt issuance costs	—	(1.2)
Common units surrendered for taxes	(0.3)	—
Distributions to common unitholders	(33.4)	(33.5)
Distributions to general partner	(0.7)	(0.7)
Distributions to non-controlling interest	(36.8)	(36.7)
Net cash used in financing activities	(109.7)	(34.2)
Net decrease in cash and cash equivalents	(3.6)	(5.9)
Cash and cash equivalents at beginning of period	30.2	19.7
Cash and cash equivalents at end of period	$26.6	$13.8

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization, equity-based compensation expense and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes, each as attributable to Ciner Resources LP. The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference. Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow as of the end of the period to cash distributions payable with respect to such period.
Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except per unit data)	2018	2017	2018	2017
Reconciliation of Adjusted EBITDA to net income:
Net income	$19.0	$19.3	$74.4	$59.2
Add backs:
Depreciation, depletion and amortization expense	7.3	7.0	21.4	20.2
Asset impairment charges	—	1.6	—	1.6
Interest expense, net	1.0	0.9	2.1	2.6
Restructuring charges and other, net (included in selling, general and administrative expenses)	—	—	0.1	0.7
Equity-based compensation expense	0.5	0.4	1.5	1.0
Adjusted EBITDA	$27.8	$29.2	$99.5	$85.3
Less: Adjusted EBITDA attributable to non-controlling interest	14.0	14.7	49.8	43.0
Adjusted EBITDA attributable to Ciner Resources LP	$13.8	$14.5	$49.7	$42.3

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to Ciner Resources LP:
Adjusted EBITDA attributable to Ciner Resources LP	$13.8	$14.5	$49.7	$42.3
Less: Cash interest expense, net attributable to Ciner Resources LP	0.8	0.6	1.6	1.4
Less: Maintenance capital expenditures attributable to Ciner Resources LP	1.3	0.8	3.6	3.4
Distributable cash flow attributable to Ciner Resources LP	$11.7	$13.1	$44.5	$37.5

Cash distribution declared per unit	$0.567	$0.567	$1.701	$1.701
Total distributions to unitholders and general partner	$11.4	$11.4	$34.3	$34.2
Distribution coverage ratio	1.03	1.15	1.30	1.10

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$74.2	$19.5	$131.4	$45.2
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.1)	(0.3)	(0.3)
Net change in working capital	(19.7)	9.0	(33.6)	37.3
Litigation settlement	(27.5)	—	—	—
Interest expense, net	1.0	0.9	2.1	2.6
Restructuring charges and other, net (included in selling, general and administrative expenses)	—	—	0.1	0.7
Other non-cash items	(0.1)	(0.1)	(0.2)	(0.2)
Adjusted EBITDA	$27.8	$29.2	$99.5	$85.3
Less: Adjusted EBITDA attributable to non-controlling interest	14.0	14.7	49.8	43.0
Adjusted EBITDA attributable to Ciner Resources LP	$13.8	$14.5	$49.7	$42.3
Less: Cash interest expense, net attributable to Ciner Resources LP	0.8	0.6	1.6	1.4
Less: Maintenance capital expenditures attributable to Ciner Resources LP	1.3	0.8	3.6	3.4
Distributable cash flow attributable to Ciner Resources LP	$11.7	$13.1	$44.5	$37.5

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

(Dollars in millions, except per unit data)	Cumulative Four Quarters ended Q3-2018	Q3-2018	Q2-2018	Q1-2018	Q4-2017	Q3-2017
Reconciliation of Adjusted EBITDA to net income:
Net income	$101.6	$19.0	$34.5	$20.9	$27.2	$19.3
Add backs:
Depreciation, depletion and amortization expense	28.3	7.3	7.3	6.8	6.9	7.0
Asset impairment charges	—	—	—	—	—	1.6
Interest expense, net	2.4	1.0	0.4	0.7	0.3	0.9
Restructuring charges and other, net (included in selling, general and administrative expenses)	0.2	—	0.1	—	0.1	—
Equity-based compensation expense	1.9	0.5	0.6	0.4	0.4	0.4
Adjusted EBITDA	134.4	27.8	42.9	28.8	34.9	29.2
Less: Adjusted EBITDA attributable to non-controlling interest	67.1	14.0	21.4	14.4	17.3	14.7
Adjusted EBITDA attributable to Ciner Resources LP	$67.3	$13.8	$21.5	$14.4	$17.6	$14.5

Adjusted EBITDA attributable to Ciner Resources LP	$67.3	$13.8	$21.5	$14.4	$17.6	$14.5
Less: Cash interest expense, net attributable to Ciner Resources LP	2.1	0.8	0.5	0.3	0.5	0.6
Less: Maintenance capital expenditures attributable to Ciner Resources LP	6.1	1.3	1.4	0.9	2.5	0.8
Distributable cash flow attributable to Ciner Resources LP	$59.1	$11.7	$19.6	$13.2	$14.6	$13.1

Cash distribution declared per unit	$2.268	$0.567	$0.567	$0.567	$0.567	$0.567
Total distributions to unitholders and general partner	$45.7	$11.4	$11.5	$11.4	$11.4	$11.4
Distribution coverage ratio	1.29	1.03	1.70	1.16	1.28	1.15

CONTACTS:

Ciner Resources LP

Investor Relations
Scott Humphrey
Chief Financial Officer
(770) 375-2387
SHumphrey@ciner.us.com